Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the RadNet, Inc. Equity Incentive Plan of our reports dated March 16, 2021, with respect to the consolidated financial statements of RadNet, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of RadNet, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
July 2, 2021